Exhibit 99.1

PRESS RELEASE First Quarter 2011 Results

•            Continued solid operational performance in residential and business segments;

•            Strong Free Cash Flow growth of 38% in Q1 2011;

•            AGM of April 27, 2011 approved proposed €4.50 per share extraordinary payout.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, May 3, 2011 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the three months ended March 31, 2011.

HIGHLIGHTS

•            Revenue of €331.6 million, up 5% yoy, reflecting the impact from the reporting change on certain premium voice and SMS content services — see Important Reporting Change in §1 and Revenue in §2.1;

•            Adjusted EBITDA(1) up 7% yoy to €174.2 million, underlying margin expanded by 1 full percent yoy to 52.5%;

•            Net profit of €42.8 million, up 222% yoy, including non-cash gain on our derivatives of €37.0 million;

•            Accrued capital expenditures(2) of €56.7 million, up 6% yoy as higher Fibernet migration capital expenditures were offset by lower set-top box rental capital expenditures and phasing;

•            Free Cash Flow(3) up 38% yoy to €86.5 million, representing 26% of revenue;

•            Strong operational and financial performance for our B2B division supported by growing demand for our reliable and leading Fibernet products, dedicated for corporations;

•            Full year 2011 outlook adjusted to reflect the change in the recognition of premium rate services as from the beginning of 2011 following a change in legislation;

•            AGM of April 27, 2011 approved proposed extraordinary shareholder disbursement of €4.50 per share. Effective payout targeted early August 2011 at the latest.

As of and for the three months ended	March 2011	March 2010	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	331.6	316.9	5%
Operating Profit	86.5	84.3	3%
Net Profit	42.8	13.3	222%

Basic Earnings Per Share	0.38	0.12	217%
Diluted Earnings Per Share	0.37	0.12	208%

Adjusted EBITDA (1)	174.2	163.1	7%
Adjusted EBITDA margin %	52.5%	51.5%

Accrued Capital Expenditures (2)	56.7	53.3	6%
Accrued Capital Expenditures as % of revenue	17%	17%
Free Cash Flow (3)	86.5	62.9	38%

OPERATIONAL HIGHLIGHTS (Serviced premises)

Total Cable TV	2,253,700	2,318,000	-3%
Analog Cable TV	966,900	1,252,900	-23%
Digital Cable TV (Telenet Digital TV + INDI)	1,286,800	1,065,100	21%
Broadband internet	1,249,200	1,149,600	9%
Fixed telephony	830,500	763,000	9%
Mobile telephony	210,600	151,600	39%

Triple-play customers	734,700	673,000	9%
Services per customer relationship (4)	1.92	1.83	5%
ARPU per customer relationship (€ / month) (4) (5)	40.6	37.7	8%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2011

(1)         EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 9.

(2)         Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in the Company’s consolidated balance sheet on an accrued basis.

(3)         Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less capital expenditures of its continuing operations, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure.

(4)         Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network.

(5)         Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call — Telenet will host a conference call for institutional investors and analysts on May 4, 2011, at 3.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts

Investor Relations &
Corporate Communication:	Vincent Bruyneel — vincent.bruyneel@staff.telenet.be — Phone: +32 15 335 696
Investor Relations:	Rob Goyens — rob.goyens@staff.telenet.be — Phone: +32 15 333 054
Press & Media Relations:	Stefan Coenjaerts — stefan.coenjaerts@staff.telenet.be — Phone: +32 15 335 006

About Telenet — Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information — Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2010 as well as unaudited condensed consolidated financial statements and presentations related to the financial results of the first three months of 2011 have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 — Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations, our ability to make value-accretive investments, and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information — The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2010 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website on April 1, 2011.

Non-GAAP measures —Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on May 3, 2011 at 5.45pm CET

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“We are pleased with the ongoing momentum in both our residential and professional segments, which resulted into solid operational results and a further boost in our profitability and Free Cash Flow generation. The first quarter of 2011 was characterized by continued strong demand for all our key products, including broadband internet, fixed and mobile telephony and digital TV. With the recent launch of our new Fibernet Shakes, we saw a growing number of customers immediately subscribing to our triple-play offers, which combine the best products available in our footprint into one bundle at an attractive price and with a focused customer service. At the end of the first quarter, 60% of our customer base subscribed to two or more than two products, which at the same time implies ample headroom to convert the remaining 40%. Our ARPU per unique customer exceeded the €40 level this quarter to €40.6 per month and we are getting closer to reach the two services per unique customer milestone. Our performance in the professional segment continues to yield solid double-digit growth rates, thanks to a strong uptake of our recently launched Corporate Fibernet products and the increasing demand for integrated connectivity solutions.

The ongoing positive trends in our operations provided for 5% revenue growth for the quarter to €332 million, but was negatively impacted by the way we recognize certain revenues and phasing of revenues. These changes in revenue did not affect our Adjusted EBITDA and we are pleased to report an ongoing improvement of our operational profitability. Our Adjusted EBITDA grew by 7% to €174 million, yielding a margin of 52.5%. This margin was up one full percentage point versus last year, despite a bigger share of our lower-margin mobile operations. Accrued capital expenditures represented €57 million, or 17% of revenue. Thanks to our growing profitability, our Free Cash Flow leaped 38% to €87 million for Q1 2011, representing 26% of revenue.

The demand for Fibernet, our new EuroDocsis 3.0-powered internet products, from new as well as existing broadband customers has been very satisfying. Our Fibernet broadband products were launched in January this year and let our customers enjoy downstream speeds of at least 40 Mbps and up to 100 Mbps and are the answer to growing consumer demand for consistently faster broadband.

We are delighted to welcome Apple’s iPhone4 to our smartphone portfolio in the coming weeks. This will be an important step in the positioning of Telenet to form the crossroads between fixed, mobile, voice and data. Our extensive WiFi network, both at home and at many public places, will enable maximum and limitless use of the iPhone4’s advanced features and applications.

We are pleased to reaffirm our outlook for the full year of 2011, which has been adjusted to reflect the non-organic change in the way how we recognize certain revenues. At the same time, we believe that our Adjusted EBITDA margin will now achieve at least the same level as last year. The promising trends in the uptake of our newly positioned Fibernet products, the success in our business-to-business operations and the ongoing digitalization of our analog TV base, combined with a strong focus on customer service, are setting the basis for future growth in 2011 and beyond.

For 2011, the Annual Shareholders Meeting has approved the €4.50 per share shareholders disbursement and will be paid early August at the latest. The combination of continued business growth and attractive, recurring shareholder disbursements will continue to deliver attractive future shareholder value.”

1                                         Operational highlights

IMPORTANT REPORTING CHANGE

Billing of premium voice and SMS content services: As of January 1, 2011, Telenet adjusted its financial collecting model for certain premium voice and SMS content services following a change in the Belgian legislation. This legislation states that the operator is no longer carrying legal responsibilities for the collection of these services, hence will only act on behalf of the third-party content providers going forward. As a result, the costs related to these premium voice and SMS content services are now netted off against revenue. If we were to retroactively apply the new financial collecting model as if it had been introduced as of January 1, 2010, our first quarter and full year 2010 revenue would have been reduced by approximately €2.0 million and €8.0 million, respectively. This reporting change has no impact on our Adjusted EBITDA.

1.1                               Multiple-play

OVERVIEW & MULTIPLE-PLAY

In the first quarter of 2011, we continued our proven multiple-play strategy which resulted into further ARPU growth per customer relationship as we remain focused on offering our subscribers leading and reliable broadband internet, fixed telephony and digital TV services in the form of attractively priced bundles. At the same time, we aim to upsell existing customers to higher product tiers, which does not add to the total number of services that we report but has a favorable impact on the ARPU per customer relationship and hence our top line.

During the first three months of 2011, we realized an aggregate 88,600 net new subscriber additions for our core residential products of Telenet Digital TV, broadband internet and fixed telephony. Our total number of RGUs at the end of Q1 2011 was impacted by a onetime clean-up of inactive RGUs, affecting all three aforementioned services and having a total impact of 3,900 RGUs in the quarter. Furthermore, the overall market environment was generally less vibrant as compared to Q4 last year when we added an aggregate 123,800 net new subscribers.  As of March 31, 2011, the total number of services reached 4,333,400, a 2% increase compared to the prior year period when the number of services totaled 4,230,600 (excluding mobile telephony in both cases).

The success of our multiple-play strategy can also be measured by the number of services per customer relationship. As of March 31, 2011, each customer on average subscribed to 1.92 services, up 5% compared to the prior year period when the number of services per customer relationship stood at 1.83. Consequently, the proportion of multiple-play customers within our active footprint continued to increase. As of March 31, 2011, 60% of our customers subscribed to two or more products compared to 53% at the end of March 2010. Compared to the prior year period we noted a 9% increase in the number of triple-play customers, having reached 33% of our overall customer base or 734,700 as of March 31, 2011.

Since 40% of our customer base is still only taking one product from us, we continue to see sound growth opportunities from upselling our remaining single-play subscribers to any of our attractive multiple-play propositions. At the same time, we will focus on converting the vast majority of our remaining analog TV subscribers to our digital TV platform. Both directional movements are expected to increase the ARPU per customer relationship and hence be supportive to our top line growth.

ARPU PER CUSTOMER RELATIONSHIP

We consider the ARPU per customer relationship to be one of our key operational metrics since we seek to obtain a larger share of our customers’ spending on media, entertainment and telecommunications services. The ARPU per customer relationship grew 8% year-on-year from €37.7 in Q1 2010 to €40.6 in Q1 2011 despite lower revenue on premium rate telephony services. Our recorded year-on-year ARPU growth per customer relationship would have been 1% higher when adjusting our Q1 2010 ARPU per customer relationship for the loss of revenue on premium rate services.

In line with previous quarters, ARPU growth was predominantly driven by an increasing number of bundled subscriptions and a larger proportion of higher ARPU generating digital TV subscribers rather than price increases. This more than outweighed the pressure we continue to experience on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts as well as competitive pressures. The ARPU per customer relationship, as mentioned above, excludes the recurring revenue generated by our increasing base of postpaid mobile subscribers.

1.2                               Broadband internet

As of March 31, 2011, we served 1,249,200 broadband internet subscribers, up 9% compared to the prior year period. Consequently, 44.2% of the total number of homes passed by our bi-directional HFC network subscribed to one of our broadband offerings at the end of March 2011 compared to 41.1% at March 31, 2010. Our demonstrated speed leadership and attractive product offering relative to competing technologies together with our continued focus on customer care have enabled us to maintain churn at relatively low levels within our industry. Annualized churn in Q1 2011 amounted to 7.3% compared to 7.2% for the full year 2010.

In Q1 2011, we added 24,700 net new broadband subscribers, which we believe to be a solid achievement in light of the increasingly penetrated market and the intensely competitive environment. The total number of broadband internet subscribers as of March 31, 2011, was impacted by the nonrecurring impact of the database clean-up which affected approximately 2,100 RGUs. We are particularly pleased by the strong uptake of our broadband services in the business market which had its best result ever in terms of net quarterly additions (2,800). The availability of leading and reliable broadband solutions such as Business Fibernet and Corporate Fibernet, both supported by the EuroDocsis 3.0 technology which has been deployed over our entire footprint, our unique CMTS overlay network for the B2B market, specialized business support and guaranteed quality of service have significantly improved our market positioning in the B2B market.

Mid-January this year, we rejuvenated our broadband lineup by introducing two new Fibernet products in response to the growing need for powerful superfast broadband access, so that every member of the family can access the internet using multiple devices simultaneously. We also introduced our new home gateway, including a EuroDocsis 3.0 modem, WiFi hub and router, which acts as an interface between the network and the customers’ premise. Because of Fibernet, which offers download speeds between 40 Mbps and up to 100 Mbps, we believe we are well armed for the future and we expect the continued migration of existing high-end broadband customers to Fibernet, and the overall Fibernet push to start making a positive contribution to our broadband ARPU later in the year.

1.3                               Telephony

FIXED TELEPHONY

In Q1 2011, we added 16,100 net new fixed telephony subscribers bringing the total number of fixed telephony subscribers to 830,500 as of March 31, 2011 (+9% year-on-year). This equals a penetration rate of 29.4% relative to the total number of homes passed compared to 27.3% at the end of Q1 2010. We believe this is a solid achievement in light of the mature character of the fixed telephony market and continued pressure from fixed-to-mobile substitution. Our annualized churn increased from an average of 6.8% for the full year 2010 to 7.6% in Q1 2011.

The vast majority of our gross sales continued to be realized through bundles given the inclusion of attractively priced flat-fee rate plans in a bundle, which allow customers to make unlimited off-peak calls to landlines both in Belgium and the main European countries. In Q1 2011, we experienced a further decline in our fixed telephony ARPU as a result of lower fixed-to-mobile termination rates. However, this had a positive impact on our bottom line as we are a net payer of termination fees.

MOBILE TELEPHONY

In the course of Q1 2011, we broke the barrier of 200,000 active mobile post-paid customers. As of March 31, 2011, we served 210,600 active mobile customers compared to 151,600 at the end of March 2010 (+39%). Our level of net additions in the quarter (13,100) was impacted by a clean-up of approximately 1,000 inactive customers as part of the continued migration towards our Full-MVNO platform.

We continued to execute on our mobile strategy, which is to upsell mobile services to existing Telenet customers with a clear focus on smartphones, mobile data and the higher value segments. Through our selective and carefully-weighted handset subsidy model we believe we are well and uniquely positioned to capture future growth stemming from increased smartphone penetration and mobile data usage.

During the first three months of 2011, we extended our range of post-paid tariff plans with Walk & Talk 60 to cater for the needs of the high end of the mobile market. Hence, we now cover various segments ranging from pay-as-you-go (Walk & Talk 0) and the middle market (Walk & Talk 30) to the upper end (Walk & Talk 60). At the end of March this year, we announced an agreement with Apple on the distribution of the iPhone 4 in Belgium. We believe this agreement fits well within the overall framework of our mobile strategy.

1.4                               Television

1.4.1                     Digital & Premium Television

At the end of March 2011, 57% of our cable TV subscriber base had switched to digital TV, which offers a much richer viewing experience and access to a wide variety of additional thematic channel packs and digital pay TV services as well as an extensive VOD library. As of March 31, 2011, the number of digital TV subscribers reached 1,286,800, up 21% compared to the prior year period, and reflecting the nonrecurring impact from the removal of 1,600 RGUs. The vast majority of our digital TV subscribers opt for our interactive Telenet Digital TV platform (1,229,000, +23% year-on-year) with the remaining customers still subscribing to the linear digital INDI platform that we acquired through the Interkabel Acquisition in October 2008. In the first three months of 2011, we added 47,800 net new subscribers to our Telenet Digital TV platform after a strong push in Q4 last year when we achieved 74,200 net additions.

Going forward, we believe that the migration from analog TV to the much richer digital TV platform will remain one of our key value drivers given the much higher ARPU generated by a digital TV customer. For 2011, we expect the importance of digital TV, premium services and multi screen features to gain further traction. The traditional TV experience is increasingly being marginalized as consumers assert their right to watch what they want, when they want. To keep pace with this growing trend, we will further exploit the many technological possibilities of our digital platform in combination with our leading broadband network. The launch of Yelo in December last year, enabling customers to watch their favorite programs and shows wherever they are on their iPad, iPhone or laptop, fits perfectly well within this strategy.

1.4.2                     Basic Cable Television

Subscribers to both our analog and digital television services totaled 2,253,700 at the end of March 2011. This represents a net organic loss of 20,300 basic cable television subscribers during the first three months of the year. This organic loss excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint.

Although our net organic loss trend continued to show an improvement compared to the prior year period, churn in Q1 2011 picked up compared to previous quarters. Apart from typical seasonal patterns in our business, we attribute the increase to the intensely competitive environment in the TV market with consumers now having the choice between a wide range of TV providers ranging from cable, IPTV and satellite to DTT in the near future and OTT, whilst at the same time basic TV prices remain one of the lowest within a wider European context. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and the availability of competing digital television platforms, we anticipate that the number of basic cable TV subscribers will continue to decline moderately.

2                                         Financial highlights

2.1                               Revenue

For the first three months of 2011, we generated revenue of €331.6 million, a 5% increase compared to the prior year period when we achieved revenue of €316.9 million. Our year-on-year revenue growth rate was negatively impacted by the January 1, 2011 change in the presentation of revenue and expenses related to certain premium voice and SMS content services, as described in §1 above.

Substantially all of our revenue growth in the quarter was organic and was directly driven by the underlying growth in the number of fixed and mobile services and the ongoing migration from analog to digital TV, all through which we were able to obtain a higher ARPU per customer relationship. Our business services division also delivered a healthy double-digit top line growth in the quarter on the back of our reinforced product portfolio, the strong uptake of our Business and Corporate Fibernet solutions and the impact of recent contract wins. Our revenue growth for the quarter was temporarily contracted due to promotions on non-recurring installation and activation fees and lower third-party sales at BelCompany. Our top line growth rate is expected to advance in the coming quarters thanks to the effect from ongoing migrations to Fibernet and further growth across our other residential and business products.

BASIC CABLE TELEVISION

Basic cable television revenue, which comprises the basic cable television subscription fee paid by both our analog and digital (Telenet Digital TV and INDI) cable TV subscribers, remains an important contributor to our revenue and represents a steady source of cash flow. In Q1 2011, our basic cable television revenue amounted to €79.9 million, a 2% decrease compared to the prior year period as a result of an average lower number of basic cable TV subscribers.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video-on-demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes, which provide a boost to our recurring monthly set-top box rental fees. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services on our platform which all drive an ARPU uplift from basic cable TV. Our premium cable television revenue increased €8.0 million or 23% in Q1 2011 as compared to the prior year period and reached €42.9 million.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to (i) the sale of set-top boxes, (ii) revenue from cable television activation and installation fees, (iii) other services such as online advertising on our portal and community websites and (iv) the contribution from third-party sales in our multi-brand mobile distribution channel BelCompany.

Distributors/Other revenue declined 18% from €15.1 million in Q1 2010 to €12.4 million in Q1 2011 mainly because of a decrease in activation and installation fees as a result of a lower level of gross sales relative to the prior year period and temporary promotions on non-recurring installation and activation fees for new digital TV subscribers. BelCompany also generated less revenue in Q1 2011 as compared to the prior year period as a result of lower handset sales and less external dealer-based commission income as the contract with one of the three existing mobile network operators ended in the course of the quarter.

RESIDENTIAL BROADBAND INTERNET

The revenue generated by our nearly 1.25 million residential and business broadband internet subscribers amounted to €108.6 million in Q1 2011, a 2% increase compared to the prior year period when we achieved residential broadband internet revenue of €106.0 million.

Our year-on-year top line growth decelerated relative to recent quarters because of temporary promotions on non-recurring installation and activation fees to support the uptake of our Fibernet products which generate a superior ARPU compared to our existing broadband products. Hence, we foresee that these temporary promotions will translate into sound future recurring subscription-based revenues. We are pleased with the uptake of our Fibernet products for which the marketing campaign only started at the end of January.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the contribution from our fixed telephony and mobile business, grew €5.2 million or 9% in Q1 2011 as compared to the prior year period and reached €65.8 million. Our year-on-year top line growth rate was negatively impacted by the reporting change on revenue from premium rate services as mentioned above. If we were to retroactively apply the change as if it had been introduced as of January 1, 2010, our revenue growth rate would have been 12%.

In line with recent quarters, our mobile business continued to make a growing contribution to our overall top line in Q1 2011, driven by healthy growth in the number of postpaid subscribers and a further increase in our mobile ARPU following our increased focus on smartphones and the higher value segments.

BUSINESS SERVICES

Telenet Solutions, our business services division, performed extremely well in Q1 2011. Its revenue grew 17% from €18.8 million in Q1 2010 to €22.0 million driven by the sound uptake of our Business and Corporate Fibernet solutions, continued growth of our IP VPN solutions, higher installation revenue as compared to the prior year period and the contribution from C-CURE which we acquired on May 31, 2010. Excluding C-CURE’s contribution and the nonrecurring installation revenue, our B2B revenue was still up a healthy 7% year-on-year.

Our B2B portfolio mainly comprises services, for which we project healthy market growth in 2011 and beyond. Telenet Solutions wishes to build on the investments of recent years by approaching the market with a portfolio of connectivity, security and hosting solutions. Connectivity solutions are increasingly based on the use of the coax cable. We feel we are particularly well positioned in this market through our Business Fibernet and Corporate Fibernet solutions, supported by the EuroDocsis 3.0 technology which we have deployed across our entire footprint. Apart from dedicated sales and care channels, we have introduced quality of service guarantees for our corporate customers to enable the implementation of critical business applications at guaranteed speeds.

New value-added services, such as security and hosting, have also been rolled out in addition to internet and data products. Customers often feel these product portfolios are strongly linked, so the formula enables Telenet to respond optimally to the business market. The closer integration of our acquired B2B companies, Hostbasket and C-CURE, will provide additional cross-selling opportunities of value-added services beyond the typical connectivity layer, while improving our go-to-market strategy.

2.2                               Expenses

Our total operating expenses totaled €245.1 million for the first three months of 2011, a 5% increase compared to the prior year period when we incurred total operating expenses of €232.6 million. Our expense growth in the quarter equaled our top line growth and was mainly driven by an increase in depreciation and amortization charges and higher expenses related to share based compensation.

•                  Employee benefits reached €37.0 million in Q1 2011, up 12% compared to the prior year period. The growth in employee benefits was linked to our mandatory application of wage indexation (approximately 2.5% since the beginning of the year) and an increase in our staffing levels as a result of further business growth and a further insourcing of call centers. The latter is expected to be offset by lower network operating and service costs in future periods.

•                  Depreciation and amortization totaled €81.1 million in Q1 2011 as compared to €77.2 million in Q1 2010 (+5%). This increase reflects the impact of capital expenditures that was only partially offset by the impact of certain assets becoming fully depreciated. Part of the increase also related to the straight line depreciation of the DTT license which we recognized in Q4 2010.

•                  Network operating and service costs continued to represent the lion’s share of our operating expenses. We managed to keep our network operating and service costs broadly flat in Q1 2011 as compared to the prior year period at €92.3 million. Higher content costs as a result of the further digitization of our cable TV subscriber base and higher maintenance costs as a result of a larger installed base and the effective implementation of our Full-MVNO platform were offset by a reduction in interconnect expenses following the decline in fixed-to-mobile termination charges and lower handset purchase costs for mobile handsets sold through our BelCompany multibrand retail channel. In addition, we started to incur operating expenses related to the DTT license as from Q4 2010.

•                  Advertising, sales and marketing expenses decreased 15% from €15.3 million in Q1 2010 to €13.0 million in Q1 2011 despite the broad commercial launch and above-the-line campaigns for our revamped Fibernet product lineup. Compared to the prior year period, we spent less on sales commissions following a lower level of gross additions but importantly increased efficiency from new sales being realized through our lower cost website and customer care call centers. Furthermore, we also spent less on handset subsidies following a somewhat lower customer intake in Q1 2011. We expect the latter to revert to a normalized trend for the rest of the year.

•                  Other costs, including operating charges related to acquisitions or divestitures and restructuring charges, jumped 20% year-on-year to €15.2 million in Q1 2011, predominantly reflecting higher costs which we incurred because of the ongoing regulatory review as well as other business-supporting corporate advisory and legal fees.

As a percentage of revenue, our total operating expenses represented 74% in Q1 2011 as compared to 73% in Q1 2010. Whereas the relative weight of costs of goods sold remained broadly stable, our SG&A expenses were up 12% year-on-year in Q1 2011 predominantly because of higher personnel expenses and higher expenses related to share based compensation.

2.3                               Adjusted EBITDA and operating profit

For the first three months of 2011, we realized €174.2 million of Adjusted EBITDA, a 7% increase compared to the prior year period when we generated Adjusted EBITDA of €163.1 million. Compared to the prior year period we were able to expand our overall margin by one full percent to 52.5% from 51.5% as a result of our continued focus on process and platform improvements within our organization, strict control on our overhead expenses and less spending on our mobile activities in the quarter.

Exhibit 1: Reconciliation between Adjusted EBITDA and profit attributable to equity holders (unaudited)

	For the three months ended
	March 31,
(€ in millions)	2011	2010	Change %

Adjusted EBITDA	174.2	163.1	7%
Adjusted EBITDA margin	52.5%	51.5%

Share based compensation	(6.5)	(1.7)	282%
Operating credits (charges) related to acquisitions or divestitures	(0.0)	0.2	n/a
Restructuring charges	(0.1)	—	n/a

EBITDA	167.6	161.5	4%

Depreciation, amortization and impairment	(81.1)	(77.2)	5%

Operating profit	86.5	84.3	3%

Net Finance expense	(13.4)	(65.8)	-80%
Share of the loss of equity accounted investees	(0.1)	(0.2)	-50%
Income tax expense	(30.2)	(5.1)	492%

Total comprehensive income for the period, attributable to owners of the Company	42.8	13.3	222%

The combination of a healthy 7% increase in our Adjusted EBITDA, slightly offset by higher depreciation and amortization charges and share based compensation expense, led to an operating profit of €86.5 million in Q1 2011 (+3% year-on-year).

2.4                               Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €13.4 million for the first quarter of 2011 compared to €65.8 million for the prior year period. This sharp improvement primarily reflected the change in the fair value of our interest rate hedges, which yielded a positive effect in Q1 2011 versus a negative effect in Q1 2010. The interest expenses on the Term Loans under our Senior Credit Facility increased as a result of the issuance of additional debt and an increase in the overall interest margin following our maturity extension processes.

Interest income and foreign exchange gain

Interest income and foreign exchange gain for Q1 2011 totaled €2.1 million, up compared to the €0.3 million which we recorded in last year’s period. The increase was driven by the returns from our significantly higher cash balance that we invested. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions.

Interest expenses and foreign exchange loss

Our interest expense and foreign exchange loss for the first quarter of 2011 totaled €47.2 million, up from €34.1 million for the prior year period. The 38% increase is the net effect from (i) a 27% increase in our average indebtedness (see section 2.6 for more information), (ii) an increase in the overall interest margin on our Senior Credit Facility, following our maturity extension processes, and (iii) higher EURIBOR interest rates which set the basis for the majority of our interest expenses carried on our Senior Credit Facility.

Net gains or losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend our maturities as described above. As of March 31, 2011, we had a combination of cap, collar and swap instruments that provide for a maximum average interest rate of 4.0% (excluding the respective margins per Term Loan). Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first quarter of 2011, the change in fair value of our interest rate derivatives yielded a gain of €37.0 million versus a loss of €32.0 million in the prior year period. To the extent the underlying EURIBOR rates rise (fall), we expect the mark-to-market valuation of these instruments to increase (decrease) and to have a positive (negative) impact on our net result.

Loss on extinguishment of debt

As a result of the early redemption of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €286.5 million, €5.3 million of third-party costs and related deferred financing costs were expensed in Q1 2011.

INCOME TAXES

For the first quarter of 2011, we recorded an income tax expense of €30.2 million compared to an income tax expense of €5.1 million for the prior year period. Q1 2010 reflected the recognition of a deferred tax asset, as the underlying year-on-year evolution demonstrated the increasing profitability of the primary operating entity of the Telenet group.

NET INCOME

We recorded a net profit of €42.8 million for the first quarter of 2011, including a gain on our interest rate derivatives of €37.0 million and a €5.3 million loss on extinguishment of debt, without which we would have recorded a net profit of €11.1 million. In the prior year period, we reported a net profit of €13.3 million, including a €32.0 million loss on our interest rate derivatives, without which we would have recorded a net profit of €45.3 million. The underlying decrease in our net profit on a like-for-like basis primarily reflected the impact from higher interest expenses and income tax expenses.

2.5                               Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities increased by 39% to €169.1 million for the first quarter of 2011 compared to €121.4 million in the prior year period. The strong underlying cash generation from our operations and an improvement of our change in working capital resulted in this increase. In addition, the interest on certain Term Loans is being paid semi-annually and did not affect our first quarter cash interest expenses.

NET CASH USED IN INVESTING ACTIVITIES

We used €81.4 million of net cash in investing activities for the first quarter of 2011, up 39% versus the €58.4 million we used in the prior year period. The cash used in investing activities comprised the cash payments from our capital expenditures, which typically occurs two months after the actual investment. As a result, the increase of our net cash used in investing activities in Q1 2011 reflected the large balance of accrued capital expenditures as recorded in Q4 2010. Please refer to Section 2.7 — Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

In Q1 2011, we continued to boost our Free Cash Flow by a strong 38% to €86.5 million from €62.9 million in the prior year period, representing 26% and 20% of revenue respectively. This improvement was predominantly fueled by the growing cash generation from our business operations and a portion of our interest expenses being paid semi-annually.

NET CASH USED IN FINANCING ACTIVITIES

Net cash used in financing activities amounted to €1.8 million for the first quarter of 2011, compared to €8.8 million used during the prior year period. The cash movement in Q1 2011 reflected a net positive effect of €13.5 million from the issuance of additional debt and the early redemption of certain Term Loans with shorter maturities, offset by €15.3 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, and debt issuance costs. For Q1 2010, the same lease repayments accounted for the majority of the cash used in financing activities.

2.6                               Debt profile, cash balance and leverage ratio

As of March 31, 2011, we held total debt of €2,904.3 million, of which €1,629.8 million is owed under our Senior Credit Facility, €900.0 million is related to the Notes issued in 2010 and early 2011 and the remainder primarily represents the capital lease associated with the Interkabel Acquisition. During the first quarter of 2011, we have continued to improve our debt repayment profile through the issuance of €300.0 million of additional debt under the existing credit facility with maturity in 2021. We used substantially all of the proceeds from this debt issuance to repay the outstanding amounts under Term Loans K and L1 with maturities in 2014 and 2015, respectively, for an aggregate amount of €286.5 million. As part of this transaction, two lenders swapped their commitments of €80.0 million from Term Loan K to Term Loan G. The proceeds for the €300.0 million issuance were borrowed from Telenet Finance III Luxembourg S.C.A., an independent financing company, which offered €300.0 million senior secured notes due 2021 for this purpose and which we consolidate.

This transaction was part of a larger financing framework under which we seek to extend the average maturity profile of our debt and improve the stability of our debt capitalization by providing additional cash flow flexibility at very attractive market conditions. As of March 31, 2011, our weighted average maturity under the Senior Credit Facility was 7.4 years. Telenet does not face any repayments before August 2015. The first significant repayment of €1,550.5 million is scheduled for 2017.

Under the Senior Credit Facility, we still have access to the additional committed Revolving Facility of €175.0 million, subject to compliance with the covenants mentioned below, with availability up to and including June 30, 2014. As of March 31, 2011, we held €725.5 million of cash and cash equivalents, compared to €639.6 million as of December 31, 2010. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks.

As of March 31, 2011, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio(1) of 2.8x, unchanged compared to December 31, 2010. Our current leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7                               Capital expenditures

Accrued capital expenditures were €56.7 million for the first quarter of 2011, representing 17% of revenue, and were relatively stable versus Q1 2010. Set-top box expenditures represented €5.1 million, or 9% of total accrued capital expenditures in the quarter, as compared to €9.9 million in Q1 2010. The decrease in set-top box expenditures resulted from an increased usage of refurbished set-box boxes and inventory, a somewhat lower unit price and overall a lower level of gross digital TV additions compared to the prior year period. Customer installations amounted to €19.9 million, or 35% of total accrued capital expenditures, primarily boosted by migrations to our Fibernet broadband products, for which we install our brand-new home gateway. This new home gateway combines a EuroDocsis 3.0-enabled internet modem, a VoIP modem, a router and wireless antenna, all in one small box. Another advantage of this home gateway is the remote monitoring of the quality of service, which should have a positive impact on the number of technical customer visits in the future.

Accrued capital expenditures for network growth and upgrades amounted to €13.6 million, or 24% of total accrued capital expenditures in the quarter, and included investments for our Pulsar node splitting project. The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs and recurring investments in our IT-platform and systems. This implies that 68% of our Q1 2011 accrued capital expenditures were scalable and subscriber growth related.

For the remainder of the year, we expect an increase in our quarterly accrued capital expenditures, reflecting typical seasonality in our investment phasing. In addition, we foresee additional network investments associated with the further uptake of our new Fibernet broadband products, however all of these within our full year outlook as provided at the end of February 2011.

(1)  Calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters’ annualized EBITDA.

3                                         Outlook and other information

3.1                               Outlook for the year 2011

As from January 1, 2011, we adjusted our financial collecting model for certain premium voice and SMS content services following a change in the Belgian legislation — please refer to the Important Reporting Change disclosure in §1 and Revenue in §2.1 for additional information. Since we will no longer account for this revenue on a gross basis as of the beginning of 2011, the year-on-year revenue growth will be negatively impacted by approximately €8 million, representing 0.6% points. Since this revenue is fully netted off against expenses, there is no impact on Adjusted EBITDA. Our full year outlook for 2011 as provided on February 24, 2011, did not take this effect into account. Accordingly, we will adjust our revenue outlook to “Around 5.5%” from “Around 6.0%” to allow for a comparable tracking of our year-on-year performance. In parallel, we will upgrade our Adjusted EBITDA outlook to “above FY 2010” from “stable relative to FY 2010”.

Having completed the first quarter of the year, we reaffirm our full year 2011 outlook as provided at the end of February, corrected for the premium content services, and as shown in Exhibit 2 below.

We still see very healthy growth opportunities, bearing in mind that still 40% of our customers are subscribed to just one product. The challenge is winning these customers over with attractive bundles. At the same time, we will endeavor to migrate the vast majority of our approximately one million remaining analog TV subscribers to our interactive digital platform, where the average revenue per user is much higher. The marketing of product bundles, known as Shakes and now revamped to include our leading Fibernet broadband products, will continue to be central in this strategy.

In addition to the switch from analog TV to digital TV, the migration to Fibernet and the continued penetration of this new-generation superfast internet will be an essential area for growth in 2011. The integration of Fibernet in our bundles will help us convince our customers of the premium positioning of our products as it will also open the door to a new type of digital experience. Since this new EuroDocsis 3.0-enabled product lineup was only launched mid-January, the positive effect on our broadband internet revenue is expected to become visible as of the second half of the year.

Mobile will further boost our overall revenue growth, thanks to our distinctive positioning in this competitive market and the increasing focus on the higher-end smartphone consumers, including our yet to be launched iPhone4-offerings for which Telenet has recently closed a deal with Apple. The integrated go-to-market of connectivity, data services, security and hosting solutions will continue to boost our business-to-business activities in 2011. Next to top line growth, we remain focused on offering our customers a unique experience both in terms of products and service to further support our strong customer loyalty. Combined with an everlasting drive to improve efficiencies and control costs, we are confident to deliver another year of strong operational and financial growth.

Exhibit 2: Outlook FY 2011

	Outlook FY 2011 As announced Feb 24, 2011	Impact from reporting change on revenues	Outlook FY 2011 As adjusted
Revenue growth(1)	Around 6%	Approx. –0.5%	Around 5.5%
Adjusted EBITDA margin	Stable relative to FY 2010	Slight improvement	Above FY 2010
Capital expenditures(2)	Around 21% of revenue		Around 21% of revenue
Free Cash Flow	In excess of €250 million		In excess of €250 million

(1)   Our FY 2011 revenue guidance has been adjusted to reflect €8 million of revenue from premium voice and SMS content services which are no longer recognized as revenue as of 2011, but netted off against expenses — see Important Reporting Change disclosure in §1 for more information.

(2)   Represent accrued capital expenditures, including non-cash capital lease additions and rental set-top boxes.

3.2                               Shareholder disbursements

Following our refinancing operations in 2010 and early 2011, and our continued strong progress in Free Cash Flow generation, we have set the basis to be able to deliver attractive shareholder disbursements in a recurring and sustainable way while preserving liquidity for investments in business growth and value-accretive acquisitions. Accordingly, we are targeting a long-term Net Total Debt to EBITDA ratio between 3.5x and 4.5x which provides for an optimal balance between growth and shareholder returns on the one hand and attractive access to capital markets on the other hand.

We aim to achieve this leverage target through a further optimization of our financing framework, potential acquisitions, strong Free Cash Flow generation and cash returns to shareholders. The implementation of this leverage model will allow for attractive and sustainable shareholder returns with an above-sector yield, on top of continued strong long-term business growth. To that end, in absence of acquisitions and/or a significant change in our business model, our shareholder remuneration strategy will allow for a continuing high level of cash returns to shareholders on a long-term basis.

For 2011, the Board of Directors authorized to proceed with a shareholder disbursement of €4.50 per share, representing a total distributable amount of €505.9 million. The Annual General Meeting of Shareholders (AGM) of April 27, 2011, approved the proposed extraordinary payout. The disbursement will be executed as a capital reduction, which is not subject to applicable withholding taxes, and will be paid early August 2011 at the latest.

3.3                               Subsequent events

•                  Court ruling in copyright litigation

On April 13, 2011, the Belgian court of first instance in Mechelen has ruled that Telenet does not have to pay any additional rights to collecting societies including Agicoa, BAVP, SABAM and others in cases where Telenet has so-called “all rights included” contracts with the respective broadcaster.

In 2006, Telenet started proceedings against a large number of collecting and copyright societies in which it sought to clarify a number of issues. In particular Telenet wanted to establish if the societies could claim rights for those channels that are directly delivered from the cable network rather than simultaneously distributed via terrestrial broadcasting and cable.

This issue concerns the main Belgian private broadcasters, including all the channels from major broadcasters VMMa, SBS Belgium and RTL-TVi, that were at launch only available on cable, but subsequently have been made available through DTH satellite and IPTV. The societies sought additional payments from these operators, and indeed TV Vlaanderen (DTH) and Belgacom TV (IPTV) are believed to make such payments. Their reasoning was based on the belief that the broadcaster, by distributing the signal to the operator, only paid for the initial distribution and that the platform should also pay for its part.

However, Telenet believed its ARI contracts with the broadcasters already covered the costs of the various rights holders involved. Now the Mechelen court has confirmed Telenet’s point of view and the ARI contracts between the broadcasters and Telenet are deemed legal. It also ruled that there should be no difference in analogue and digital distribution — in the case of simulcasting the rights only have to be paid once.

3.4                               Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren — Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the three month period ended March 31, 2011.

4                                         Telenet Group Holding NV — Consolidated operating statistics

As of and for the three months ended	March 2011	March 2010	Change %

Total Services

Homes passed - Combined Network	2,825,100	2,800,100	1%

Television
Analog Cable TV
Total Analog Cable TV	966,900	1,252,900	-23%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	1,229,000	1,002,900	23%
Digital Cable TV (INDI)	57,800	62,200	-7%
Total Digital Cable TV	1,286,800	1,065,100	21%

Total Cable TV	2,253,700	2,318,000	-3%

Internet
Residential Broadband Internet	1,208,800	1,115,400	8%
Business Broadband Internet	40,400	34,200	18%
Total Broadband Internet	1,249,200	1,149,600	9%

Telephony
Residential Telephony	817,800	750,700	9%
Business Telephony	12,700	12,300	3%
Total Telephony	830,500	763,000	9%

Mobile telephony (active customers)	210,600	151,600	39%

Total Services (excl. Mobile)	4,333,400	4,230,600	2%

Churn

Basic cable television	9.3%	10.3%
Broadband internet	7.3%	6.9%
Telephony	7.6%	6.9%

Customer relationship information - Combined Network

Triple-play customers	734,700	673,000	9%
Total customer relationships	2,253,700	2,318,000	-3%
Services per customer relationship	1.92	1.83	5%
ARPU per customer relationship (in € / month)	40.6	37.7	8%

5                                         Telenet Group Holding NV — Selected EU GAAP condensed consolidated interim financial statements

5.1                               EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

	For the three months ended
	March 31,
(€ in millions, except shares and per share amounts)	2011	2010	Change %

Revenue

Basic cable television	79.9	81.6	-2%
Premium cable television	42.9	34.9	23%
Distributors / other	12.4	15.1	-18%
Residential broadband internet	108.6	106.0	2%
Residential telephony	65.8	60.6	9%
Business services	22.0	18.8	17%

Total Revenue	331.6	316.9	5%

Expenses

Cost of services provided	(186.7)	(180.3)	4%

Gross Profit	144.9	136.6	6%

Selling, general & administrative expenses	(58.4)	(52.3)	12%

Operating profit	86.5	84.3	3%

Finance income	39.1	0.3	n/a
Net interest income and foreign exchange gain	2.1	0.3	600%
Net gain on derivative financial instruments	37.0	—	n/a
Finance expenses	(52.5)	(66.1)	-21%
Net interest expense and foreign exchange loss	(47.2)	(34.1)	38%
Net loss on derivative financial instruments	—	(32.0)	n/a
Loss on extinguishment of debt	(5.3)	—	n/a
Net Finance expense	(13.4)	(65.8)	-80%
Share of the loss of equity accounted investees	(0.1)	(0.2)	-50%

Profit before income tax	73.0	18.4	297%

Income tax expense	(30.2)	(5.1)	492%

Profit for the period	42.8	13.3	222%

Other comprehensive income for the period, net of income tax	—	—	n/a

Total comprehensive income for the period, attributable to owners of the Company	42.8	13.3	222%

Weighted average shares outstanding	112,452,570	111,935,970
Basic earnings per share	0.38	0.12
Diluted earnings per share	0.37	0.12

Expenses by Nature

Employee benefits	37.0	33.0	12%
Share based compensation	6.5	1.7	282%
Depreciation	62.2	61.0	2%
Amortization	16.6	14.2	17%
Amortization of broadcasting rights	2.3	2.0	15%
Losses (gains) on disposal of property and equipment and other intangible assets	(0.0)	0.0	n/a
Network operating and service costs	92.3	92.7	0%
Advertising, sales and marketing	13.0	15.3	-15%
Other costs	15.1	12.9	17%
Operating charges (credits) related to acquisitions or divestitures	0.0	(0.2)	n/a
Restructuring charges	0.1	—	n/a

Total Expenses	245.1	232.6	5%

5.2                               EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

	For the three months ended
	March 31,
(€ in millions)	2011	2010	Change %

Cash flows provided by operating activities
Profit for the period	42.8	13.3	222%
Depreciation, amortization and impairment	81.1	77.2	5%
Working capital changes and other non cash items	28.0	2.3	1117%
Income tax expense	30.3	5.5	451%
Net interest expense and foreign exchange loss	45.1	33.8	33%
Net loss (gain) on derivative financial instruments	(37.0)	32.0	n/a
Loss on extinguishment of debt	5.3	—	n/a
Cash interest expenses and cash derivatives	(26.5)	(42.6)	-38%

Net cash provided by operating activities	169.1	121.4	39%

Cash flows provided by investing activities
Purchases of property and equipment	(68.4)	(45.3)	51%
Purchases of intangibles	(14.2)	(13.1)	8%
Proceeds from sale of property and equipment and other intangibles	1.2	—	n/a

Net cash used in investing activities	(81.4)	(58.4)	39%

Cash flows provided by financing activities
Net debt redemptions	13.5	—	n/a
Other financing activities (incl. finance leases)	(15.3)	(8.8)	74%

Net cash used in financing activities	(1.8)	(8.8)	-80%

Net increase in cash and cash equivalents
Cash at beginning of period	639.6	145.7	339%
Cash at end of period	725.5	199.9	263%

Net cash generated	85.9	54.2	58%

Free Cash Flow
Net cash provided by operating activities	169.1	121.4	39%
Purchases of property and equipment	(68.4)	(45.3)	51%
Purchases of intangibles	(14.2)	(13.1)	8%
Free Cash Flow	86.5	62.9	38%

5.3                               EU GAAP Condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	March 31, 2011	Dec 31, 2010	Change

ASSETS
Non-current Assets:
Property and equipment	1,291.8	1,310.2	(18.4)
Goodwill	1,241.8	1,241.8	0.0
Other intangible assets	307.7	313.6	(5.9)
Deferred tax assets	—	19.9	(19.9)
Derivative financial instruments	12.6	4.7	7.9
Investments in equity accounted investees	0.2	0.2	0.0
Other assets	5.0	4.9	0.1
Total non-current assets	2,859.1	2,895.3	(36.2)

Current Assets:
Inventories	9.4	12.6	(3.2)
Trade receivables	69.8	79.8	(10.0)
Derivative financial instruments	0.1	0.3	(0.2)
Other current assets	104.7	65.0	39.7
Cash and cash equivalents	725.5	639.6	85.9
Total current assets	909.5	797.4	112.1

TOTAL ASSETS	3,768.6	3,692.7	75.9

EQUITY AND LIABILITIES
Equity:
Share capital	797.4	797.4	0.0
Share premium and other reserves	995.5	980.0	15.5
Retained loss	(1,517.0)	(1,559.8)	42.8
Total equity	275.9	217.5	58.4

Non-current Liabilities:
Loans and borrowings	2,850.7	2,837.4	13.3
Derivative financial instruments	13.8	35.9	(22.1)
Deferred revenue	5.9	6.4	(0.5)
Deferred tax liabilities	15.7	5.5	10.2
Other liabilities	37.7	38.1	(0.4)
Total non-current liabilities	2,923.8	2,923.4	0.4

Current Liabilities:
Loans and borrowings	53.6	40.3	13.3
Trade payables	134.2	109.3	24.9
Accrued expenses and other current liabilities	269.0	283.1	(14.1)
Deferred revenue	91.7	94.0	(2.3)
Derivative financial instruments	20.0	24.7	(4.7)
Current tax liability	0.4	0.3	0.1
Total current liabilities	568.9	551.8	17.1

Total liabilities	3,492.7	3,475.2	17.5

TOTAL EQUITY AND LIABILITIES	3,768.6	3,692.7	75.9